EXHIBIT 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA • 92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

NEWS RELEASE

Investor Contact:	David K. Erickson, (949) 250-6826
Media Contact:	Barry R. Liden, (949) 250-5070

For Immediate Release

U.S. HEART VALVE GROWTH DRIVES
STRONG FIRST QUARTER SALES FOR EDWARDS LIFESCIENCES

•                  Solid Results Reinforce Company’s 2004 Projections

•                  Double-Digit PERIMOUNT Tissue Valve Growth Led by Magna Launch

•                  PVT Acquisition Completed, Resulting in $81 Million Charge

IRVINE, Calif., April 22, 2004 – Edwards Lifesciences Corporation (NYSE: EW), a global leader in products and technologies to treat advanced cardiovascular disease, today reported a net loss for the quarter ended March 31, 2004 of $62.1 million, or $1.04 per diluted share, compared to net income of $14.5 million, or $0.24 per diluted share, for the same period in 2003.  Excluding special charges itemized in the tables below, the Company recorded net income of $25.2 million, or $0.41 per diluted share, flat compared to the previous year.

First quarter net sales increased 10.6 percent to $235.0 million, compared to $212.5 million in the same quarter last year.  Foreign exchange, offset by discontinued products, contributed $12.0 million to the quarter’s growth.

“Our decisive response to competitive pressures led to an acceleration in U.S. heart valve sales this quarter,” said Michael A. Mussallem, Edwards Lifesciences’ chairman and CEO.  “Strong performance in our critical care franchise also drove overall sales growth.”

Sales Results

For the first quarter, the Company reported Heart Valve Therapy sales of  $106.0 million, a 15.7 percent increase compared to the same quarter last year, with foreign exchange (FX) contributing $5.4 million to the growth.  “We achieved strong double-digit growth in our market-leading PERIMOUNT tissue valves and heart valve repair products,” said Mussallem.  “PERIMOUNT Magna and our other recently introduced products are being very well received and give us confidence that we will achieve 10 percent sales growth in Heart Valve Therapy in 2004.”

Cardiac Surgery Systems sales for the quarter were $27.0 million as growth in TMR and cannulae devices was more than offset by lower perfusion and Novacor sales in Japan.

Critical Care sales grew 13.2 percent in the quarter to $75.1 million, with FX contributing $5.2 million to the growth.  This quarter’s growth was due primarily to strong pressure monitoring product sales, and overall strong performance in both the U.S. and emerging global markets.

Vascular sales increased to $15.0 million, and grew 8.6 percent compared to the same period in 2003, with FX representing nearly all of the growth.  “While sales of our LifeStent peripheral stents were minimal this quarter, the introduction is progressing well in both the U.S. and Europe, and we continue to anticipate completing the launch of the full product line in the third quarter,” Mussallem said.

Sales of Other Distributed Products grew 5.2 percent to $11.9 million in the quarter, with the favorable impact of FX offsetting an underlying sales decline in Japan.

Domestic and international sales for the first quarter were $104.5 million and $130.5 million, respectively.

Additional Operating Results

For the quarter, Edwards’ gross profit margin remained essentially unchanged at 58.0 percent compared to the first quarter of last year, as the favorable impact of higher manufacturing volumes and the absence of low margin businesses was offset by the costs of currency hedging.  Selling, general and administrative (SG&A) expenses were $76.5 million for the quarter, or 32.6 percent of sales.  The increase in SG&A over the year ago period was due almost entirely to FX.  Research and development (R&D) investments of $21.0 increased 10.5 percent compared to the prior year mainly as a result of the increased amortization of intangibles and additional spending related to the previously announced acquisition of Percutaneous Valve Technologies, Inc. (PVT), which was completed in late January.

During the quarter, the company recorded pretax special charges totaling $91.6 million.  These included $81.0 million of in-process R&D expenses associated with the acquisition of PVT, $8.4 million related to the termination of the Lifepath AAA endovascular graft program, and $2.2 million related to the discontinuation of certain lower margin cardiology products distributed in Japan.

In January, Edwards completed the $125 million acquisition of PVT and financed the purchase using a combination of the Company’s revolving credit facility and strong operating cash flows.  Long term debt at March 31 was $334.5 million, resulting in a debt-to-cap ratio of 37 percent.  Free cash flow generated during the quarter was $30.1 million, calculated as cash flow from operations of $36.1 million, minus capital expenditures of $6.0 million.

During the quarter, the Company repurchased 465,000 shares of common stock under its current stock repurchase plan.  To date, the Company has repurchased approximately 3.6 million shares of common stock of the 4 million total shares authorized under its programs.

Percutaneous Valve Interventions

“We believe percutaneous heart valve therapy is the most transformational and market-expanding opportunity for the treatment of valve disease, and we are dedicated to commercializing these life-saving therapies as rapidly as possible,” said Mussallem.

“We look forward to commencing clinical trials in our two mitral repair programs as early as the end of this year.”

For its percutaneous aortic valve replacement program, the Company is in the process of designing a European multi-center clinical trial, which is expected to begin in the third quarter.  The data collected from these patients are expected to result in the receipt of a CE mark in Europe by the end of 2005.

The U.S. regulatory path for this valve will consist of filing for a Humanitarian Device Exemption (HDE).  Upon approval, the Company will be able to offer this life-saving device to as many as 4,000 patients per year.  Broader U.S. commercialization is expected to begin with the submission of an IDE by the end of the second quarter of 2004 followed by the commencement of a pivotal trial in 2005, which should result in PMA approval by the end of 2007.

2004 Outlook

“Our strong first quarter results, led by the rebound in U.S. heart valve sales, set the stage for an exciting year for Edwards Lifesciences and reaffirm our confidence in achieving our 2004 financial goals,” concluded Mussallem.  “We expect to be at the high end of our previously stated goal for total sales of $915 to $940 million, fund investments in R&D at or above the underlying sales growth rate, deliver net income growth of 13 to 15 percent excluding the impact of the PVT transaction, and exceed our $90 million to $95 million free cash flow goal.  Additionally, we are comfortable with the First Call mean EPS estimates for the second quarter and full-year 2004.”

About Edwards Lifesciences

Edwards Lifesciences, a leader in advanced cardiovascular disease treatments, is the number-one heart valve company in the world, and the global leader in acute hemodynamic monitoring.  Headquartered in Irvine, Calif., Edwards focuses on specific cardiovascular opportunities including heart valve disease, peripheral vascular disease and critical care technologies.  The company’s global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, Fogarty, Lifestent, PERIMOUNT and Swan-Ganz.  Additional company information can be found at http://www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 5:00 p.m. EDT to discuss the results of the first quarter.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  The call will also be available via live or archived webcast on the “Investor Information” section of the Edwards’ web site at http://www.edwards.com or http://www.edwards.com/ConferenceCalls.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using account number 2995 and conference number 100591.

This news release includes forward-looking statements that involve risks and uncertainties including those related to projected 2004 sales of existing and recently introduced heart valve therapy products including PERIMOUNT Magna and other tissue heart valves and heart valve repair products; the launch of the complete line of LifeStent products by the third quarter; the market for peripheral stents and the expected contribution of LifeStent to sales growth in 2004; the market-expanding opportunity for percutaneous heart valve repair and replacement therapies and the ability to achieve regulatory approval of those products; the achievement of 2004 goals for sales growth, R&D investment, net income growth, earnings per share and free cash flow generation; and more generally, the ability to generate growth through product development and/or acquisition; the ability to generate and maintain sufficient cash resources to increase investment in growth opportunities, repay debt or repurchase shares; the impact of foreign exchange; timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; technological advances in the medical field; product demand and market acceptance; the effect of changing economic conditions; and other risks detailed in the company’s filings with the Securities and Exchange Commission.  These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  Actual results or experience could differ materially from that expressed or implied by forward-looking statements.

Edwards Lifesciences, Edwards and PERIMOUNT Magna are trademarks of Edwards Lifesciences Corporation.  Carpentier-Edwards, Cosgrove-Edwards, Fogarty, Lifepath AAA, PERIMOUNT and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the U.S. Patent and Trademark Office.  LifeStent is a trademark of Edwards Lifesciences AG.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
(in millions, except per share data)	2004	2003

Net sales	$235.0	$212.5
Cost of goods sold	98.7	89.1

Gross profit	136.3	123.4

Selling, general and administrative expenses	76.5	71.4
Research and development expenses	21.0	19.0
Special charges	91.6	11.8
Interest expense, net	3.7	2.7
Other income, net	1.1	(3.6)

Income before provision for income taxes	(57.6)	22.1

Provision for income taxes	4.5	7.6

Net income	$(62.1)	$14.5

Weighted average common shares outstanding used to calculate basic earnings per share	59.6	58.8

Basic earnings per share	$(1.04)	$0.25

Weighted average common shares outstanding used to calculate diluted earnings per share	59.6	60.9

Diluted earnings per share	$(1.04)	$0.24

Operating Statistics
As a percentage of net sales:
Gross profit	58.0%	58.1%
Selling, general and administrative expenses	32.6%	33.6%
Research and development expenses	8.9%	8.9%
Income before provision for income taxes	(24.5)%	10.4%
Net income	(26.4)%	6.8%

Effective tax rate	(7.8)%	34.4%

Edwards Lifesciences Corporation
Unaudited Balance Sheets

(in millions)	March 31, 2004	December 31, 2003
ASSETS

Current assets
Cash and cash equivalents	$37.9	$61.1
Accounts and other receivables, net	113.5	118.5
Inventories, net	114.5	120.5
Deferred income taxes	9.4	11.9
Prepaid expenses and other current assets	51.4	48.2

Total current assets	326.7	360.2

Property, plant and equipment, net	203.7	209.9
Goodwill	337.7	338.2
Other intangible assets, net	153.5	81.0
Investments in unconsolidated affiliates	37.6	35.4
Deferred income taxes	29.5	59.3
Other assets	15.1	17.4

Total assets	$1,103.8	$1,101.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued liabilities	$156.4	$167.2

Long term debt	334.5	255.8
Other non current liabilities	42.7	43.3

Stockholders’ equity
Common stock	63.1	62.6
Additional contributed capital	471.0	463.2
Retained earnings	160.3	222.4
Accumulated other comprehensive income	(28.6)	(32.2)
Common stock in treasury, at cost	(95.6)	(80.9)
Total stockholders’ equity	570.2	635.1

Total liabilities and equity	$1,103.8	$1,101.4

Certain disclosures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) contained in this discussion are accompanied by disclosures that are not prepared in conformity with GAAP.  These non-GAAP disclosures, and the basis for reflecting them, are set forth below:

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and growth rates of the Company’s underlying business.  By excluding the impact of foreign exchange rate fluctuations, management explains changes in the fundamental business operations.

German Perfusion Services Divestiture - Subsequent to the spin-off from Baxter, the Company made the decision to exit certain non-strategic businesses, which had significant contributions to sales.  In order to illustrate the impact, if any, these divestitures have on the Company’s ongoing business operations, the results of these divestitures are itemized.

Other Items - The Company generated certain charges, primarily in-process research and development related to the acquisition of PVT this year and Jomed last year, that, given their materiality and unusual nature relative to the operating results for the periods presented, have been excluded in order to illustrate their impact on on-going business operations.

Management has determined that inclusion of these non-GAAP disclosures provides (1) a more meaningful, consistent comparison of the Company’s operating results for the periods presented, on a basis consistent with management’s means of evaluating operating performance, and (2) additional information for investors to assess changes between periods that better reflect the Company’s ongoing operations.

Edwards Lifesciences Corporation

Unaudited Reconciliation of Consolidated Statements of Operations

		Special Charges
(in millions, except per share data)	1Q04 As Reported	PVT IPR&D	Lifepath AAA Program Termination	Interventional Cardiology Product Termination	1Q04 As Adjusted

Net sales	$235.0				$235.0
Cost of goods sold	98.7				98.7

Gross profit	136.3				136.3

Selling, general and administrative expenses	76.5				76.5
Research and development expenses	21.0				21.0
Special charges	91.6	(81.0)	(8.4)	(2.2)	0.0
Interest expense, net	3.7				3.7
Other income, net	1.1				1.1

Income before provision for income taxes	(57.6)	81.0	8.4	2.2	34.0

Provision for income taxes	4.5	0.6	2.8	0.9	8.8

Net income	$(62.1)	$80.4	$5.6	$1.3	$25.2

Weighted average common shares outstanding used to calculate basic earnings per share	59.6				59.6

Basic earnings per share	$(1.04)				$0.42

Weighted average common shares outstanding used to calculate diluted earnings per share	59.6				61.9

Diluted earnings per share	$(1.04)				$0.41

Operating Statistics
As a percentage of net sales:
Gross profit	58.0%				58.0%
Selling, general and administrative expenses	32.6%				32.6%
Research and development expenses	8.9%				8.9%
Income before provision for income taxes	(24.5)%				14.5%
Net income	(26.4)%				10.7%

Effective tax rate	(7.8)%				26.0%

Edwards Lifesciences Corporation

Unaudited Reconciliation of Consolidated Statements of Operations

		Special Charge
(in millions, except per share data)	1Q03 As Reported	Jomed IPR&D	1Q03 As Adjusted

Net sales	$212.5		$212.5
Cost of goods sold	89.1		89.1

Gross profit	123.4		123.4

Selling, general and administrative expenses	71.4		71.4
Research and development expenses	19.0		19.0
Special charges	11.8	(11.8)	0.0
Interest expense, net	2.7		2.7
Other income, net	(3.6)		(3.6)

Income before provision for income taxes	22.1	11.8	33.9

Provision for income taxes	7.6	1.2	8.8

Net income	$14.5	$10.6	$25.1

Weighted average common shares outstanding used to calculate basic earnings per share	58.8		58.8

Basic earnings per share	$0.25		$0.43

Weighted average common shares outstanding used to calculate diluted earnings per share	60.9		60.9

Diluted earnings per share	$0.24		$0.41

Operating Statistics
As a percentage of net sales:
Gross profit	58.1%		58.1%
Selling, general and administrative expenses	33.6%		33.6%
Research and development expenses	8.9%		8.9%
Income before provision for income taxes	10.4%		16.0%
Net income	6.8%		11.8%

Effective tax rate	34.4%		26.0%

Edwards Lifesciences Corporation

Unaudited Reconciliation of Sales by Product Line and Region

(in millions)

Sales by Product Line	1Q 2004	1Q 2003	GAAP Growth Rate	Discontinued Business Impact	FX Impact	1Q 2003 FX Adjusted	Underlying Growth	Underlying Growth Rate
Heart Valve Therapy	$106.0	$91.6	15.7%	$0.0	$5.4	$97.0	$9.0	9.3%
Cardiac Surgery Systems	27.0	29.5	(8.5)%	(3.2)	2.3	28.5	(1.5)	(5.4)%
Critical Care	75.1	66.4	13.2%	0.0	5.2	71.6	3.6	5.0%
Vascular	15.0	13.8	8.6%	0.0	1.1	14.9	0.1	0.6%
Other Distributed Products	11.9	11.3	5.2%	0.0	1.2	12.5	(0.6)	(4.9)%
Total Sales	$235.0	$212.5	10.6%	$(3.2)	$15.2	$224.5	$10.6	4.7%

Sales by Region	1Q 2004	1Q 2003	Change
United States	$104.5	$97.0	$7.6
Europe	56.9	47.2	9.8
Japan	50.7	49.1	1.6
Rest of World	22.8	19.3	3.5
International	130.5	115.6	14.9
Total	$235.0	$212.5	$22.5